                                  EXHIBIT 99
                                  ----------

FOR IMMEDIATE RELEASE                 Contacts:   Stan Steinreich
---------------------                 --------    V.P. Corporate Relations
July 25, 2000                                     (717) 396-2169

                                                  Tom Waters
                                                  Director of Investor Relations
                                                  (717) 396-2216

ARMSTRONG'S SECOND-QUARTER RECORD SALES AND PRICE GAINS LED TO EARNINGS OF $1.21
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PER SHARE, EXCEEDING FINANCIAL COMMUNITY EXPECTATIONS
-----------------------------------------------------

FLOOR AND CEILING MAKER ALSO TAKES $236 MILLION CHARGE AGAINST FUTURE ASBESTOS
------------------------------------------------------------------------------
LIABILITY
---------

     LANCASTER, PA -- Armstrong Holdings, Inc. (NYSE:ACK) today announced second-quarter 2000 earnings, which were led by record sales and price gains that resulted in earnings per share from continuing operations of $1.21 excluding an asbestos charge and one-time items. This was solidly in line with management guidance of $1.19 to $1.29 per share, but down from $1.43 in the same period in 1999, excluding the gain from divested businesses. These gains came despite external factors such as the strength of the U.S. dollar against other currencies, high raw material costs and softness in the European construction industry.

     Sales from continuing operations in the second quarter reached a record $834.9 million, a 0.9-percent increase over $827.3 million recorded in the same period last year. However, excluding the negative impact of foreign exchange rates and the impact of 1999 divestitures, sales would have actually increased by 6.6 percent.

     In the floor coverings organization, North American operations reported a
5.2 percent overall increase, led by 19-percent growth from newly introduced ToughGuard products, a 20-percent jump in sales of its laminate products to the home centers and an 8-percent hike in commercial tile sales. Results also reflected price increases in residential sheet products initiated in early June.

     In wood products, overall sales grew by 11.8 percent, led by dramatic gains in the home center channel and the successful implementation of price increases.

     The building products organization reported strong sales in most of its product lines and geographies with an overall sales increase of 5.5 percent. The key achievements were: a 10.3-percent hike in U.S. commercial sales as a result of the continued success of new product introductions for Ultima and Optima Vector; price increases; and gains reported in Canada, Latin America and Asia. It also completed the acquisition of GEMA Holdings, AG in the quarter, which provides Armstrong with the opportunity to offer its customers a wide variety of metal ceiling solutions.

                                    - more -

Q-2 2000 EARNINGS
TAKE 2-2-2-2

     News of the acquisition was well received by the international architect and specifier community, as it added to Armstrong's leadership position in the industry by offering a more complete line of ceiling solutions.

     While sales and price increases helped all lines of business, external factors continued to negatively impact bottom-line performance.

     Excluding the asbestos charge, net earnings for the second quarter from continuing operations were $52.2 million or $1.29 per share. This includes $5.2 million or $0.08 per share in proceeds related to the demutualization of Metropolitan Life Insurance Co. This compares to $57.5 million or $1.43 per share last year at the same time, which excludes a $7.5 million after tax gain from selling 65-percent of Armstrong Industrial Specialties, Inc.

     Second-quarter operating income from continuing operations was $107.4 million, representing an 11-percent decline from the $120.8 million recorded for the same period last year. The chief reasons for the decline continue to be higher raw material costs, such as a 50-percent increase in the cost of homopolymer over the same period last year, which contributed to a 20.3-percent decline in floor products operating income. Homopolymer is a key ingredient in all Armstrong vinyl products. Likewise, hardwood costs continued to be above prices last year at this time, which impacted the wood products organization. Building products, which like the other businesses was impacted negatively by a strong U.S. dollar, also saw natural gas prices increase more than 80 percent in its manufacturing operations.

     "From an operating perspective, we continue to be pleased with new product sales trends, our ability to obtain needed price increases, and very good cost control versus last year," said Chairman and CEO George A. Lorch. "But we do not expect the external factors that are affecting our performance to significantly change in the near term. We need to remain vigilant in executing our sales and pricing plans, as well as continuing to reduce our costs, in order to improve performance."

     Lorch added that we continued to execute against the plans to reduce debt as well as to reduce our costs.

     "The completed sale of our insulation products company and our recently announced agreement to sell our installation products group, puts us closer to achieving our divestiture goals for this year. The proceeds of the divestitures will be used to pay down debt," he added.

                                    - more -

Q-2 2000 EARNINGS
TAKE 3-3-3-3

     Armstrong also indicated that it anticipates recording a $236 million pre-tax charge to increase its estimated liability related to pending and future asbestos personal injury claims. The amount of the charge will be finalized upon receiving and evaluating the most current information on claims, settle-ments and other events prior to the release of the company's financial statements. In the fourth quarter of 1999, the company recorded a net pre-tax charge of $335.4 million for asbestos personal injury claims.

     The key reasons for the charge are a higher than expected number of claims filed over the past few months and higher costs to settle claims outside the Strategic Settlement Program (SSP) of the Center for Claims Resolution (CCR). At the same time, Armstrong said it continues to see the positive impact that the SSP is having. At the end of 1999 we reached agreements with approximately 41 percent of claimants. By the end of the second quarter of 2000, this number rose to approximately 53 percent.

     For the six-month period ending June 30, 2000, Armstrong sales, from continuing operations, were $1.608 billion, an increase of 0.5 percent from the $1.600 billion reported last year. Net earnings, from continuing operations excluding the asbestos charge, were $78.2 million, or $1.94 a diluted share, a 20.8-percent decline over 1999's first-half earnings of $98.7 million or $2.46 per diluted share, excluding a gain from the sale of Armstrong Industrial Specialties, Inc.

     Operating income from continuing operations excluding the asbestos charge of $176.6 million, was 17.7 percent below the $214.5 million reported in 1999.

     This news release contains forward-looking statements related to future sales growth and earnings. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including the outcome of asbestos-related and other litigation, future sales growth resulting from our investment in research and development, our success in the introduction of new products, interest, foreign exchange and effective tax rates, impacts to international operations caused by changes to intellectual property protections or trade regulations, potential business combinations among our competitors or suppliers, variations in raw material and energy costs, the strength of domestic and foreign end-use markets, product and price competition caused by factors such as worldwide excess industry capacity, the political climate in emerging markets, and the successful integration of our 1998 acquisitions. Additional information on matters which could affect the company's financial results is included in its 1999 annual report and form 10-K.

     Armstrong Holdings, Inc. is a global leader in the design, innovation and manufacture of interior finishing solutions, most notably floors and ceilings. Based in Lancaster, PA, Armstrong has approximately 18,000 employees worldwide. In 1999, Armstrong's net sales totaled more than $3.4 billion. Additional information about the company can be found on the Internet at www.armstrong.com.
                                                              -----------------

                                    - more -

Notes to editors and analysts: The details which follow elaborate on Armstrong's
------------------------------
second-quarter results.

 . Second Quarter 2000
  -------------------

     Sales. Sales of $834.9 million from continuing operations were 0.9% higher
     -----
than in the second quarter of 1999. Included in the second quarter of 1999 were sales from Armstrong Industrial Specialties, Inc. and the Textile products businesses, which were sold in the second and third quarters of last year, respectively. Excluding the impact of the 1999 divestitures and the impact of foreign exchange rate translation, sales increased 6.6%. Wood products sales increased 11.8%. Floor coverings sales decreased 1.1% as strong sales growth in the Americas was offset by lower sales in Europe. Building products sales increased 5.5% led by a strong sales performance in the North American market.

          Cost of goods sold. For the second quarter, the cost of goods sold
          ------------------
          increased from 65.5% of sales in 1999 to 69.0% of sales in 2000 driven by higher raw material expense primarily in floor coverings and wood products and higher energy costs in building products.

          Other items. A $236.0 million non-cash pre-tax charge for an increase
          -----------
          in the estimate of probable liability for asbestos-related claims resulted in an after-tax net earnings impact of $153.4 million or $3.81 per share. The increase in the estimated liability reflects higher than anticipated claims and higher average settlement costs for claims, primarily for recent settlements outside of the CCR's Strategic Settlement Program ("SSP"). The estimated liability also reflects the impact of the SSP which to date has settled 53% of our current claims versus 41% as of the end of 1999. During the second quarter of 2000, the CCR received and verified approximately 16,800 claims naming Armstrong as a defendant. This compares to 17,500 claims received and verified in the second quarter of 1999. The total probable and estimable liability as of June 30, 2000 ranges from $822.5 million to $1,427.0 million. As of December 31, 1999 the probable and estimable liability range was $681.5 million to $1,337.9 million. The increase is due to the additional charge taken in the second quarter of 2000 partially offset by payments made on claims between those dates. At June 30, 2000, the number of committed and pending claims totaled 176,000 compared to 172,200 at March 31, 2000. Armstrong paid $31 million for asbestos related claims, net of insurance recoveries, in the second quarter of 2000 compared to $22.8 million in the second quarter of 1999. The related insurance asset was $268.3 million at June 30, 2000 and $296.0 million at December 31, 1999 with the decrease due to cash receipts.

          Other income includes a pre-tax gain of $5.2 million or $0.08 per share from the demutualization of an insurance company with whom Armstrong has company-owned life insurance policies. In 1999, a $7.5 million after-tax gain was recorded for the sale of 65% of Armstrong Industrial Specialties, Inc. Interest expense of $27.9 million in the second quarter of 2000 increased from $26.4 million in 1999 driven primarily by higher interest rates partially offset by lower outstanding debt. Equity earnings from affiliates of $4.5 million improved $0.5 million reflecting primarily improvement in our WAVE grid joint venture.

          Industry segment results:
          ------------------------

                    Floor Coverings. Sales in the quarter of $397.9 million were
                    ---------------
                    1.1% lower than last year. Sales in the Americas increased 5.2% over prior year as sales of both residential and commercial products increased. European sales of $132.9 million were 9.7% below 1999 levels as a result of unfavorable foreign exchange rate translation, lower prices and a less favorable mix driven by continued market weakness. Excluding foreign exchange rate translation, sales in Europe were 0.9% above last year. Pacific area sales decreased 1.1% versus 1999.

                    Operating income of $47.0 million was 11.8% of sales compared to $59.0 million in the second quarter of 1999, or 14.7% of sales. The operating margin reduction was driven primarily by higher manufacturing costs, principally higher raw material and energy costs, and weaker volume and price in Europe driven by competitive pressure and continued weak construction activity.

                    Building Products. Building products sales of $192.2 million
                    -----------------
                    were 5.5% above 1999. Americas sales increased 5.5% driven primarily by higher sales in the U.S. commercial channel and Latin America. In Europe, sales increased 2.4% primarily due to incremental sales from Gema, our metal ceilings subsidiary acquired during the second quarter of 2000, increased sales to emerging markets and a more favorable mix of products. Pacific area sales increased 4.7% versus 1999.

     Operating income increased $0.2 million to $31.2 million as improved volume and increased price in the Americas was largely offset by higher manufacturing expense including raw materials and energy. Overall operating margins decreased from 17.0% to 16.2%.

                    Wood Products. Triangle Pacific contributed $244.8 million
                    -------------
                    in sales in the second quarter, an 11.8% increase over prior year. Cabinet sales grew 9.3% due to higher volume. Wood flooring sales increased 12.6% versus 1999 driven primarily by volume growth and improved pricing. Operating margins declined from 13.7% to 11.9% primarily driven by higher lumber costs which were about even with the first quarter of 2000 but 20% above last year.

                    All Other. Sales and operating income in this segment were
                    ---------
                    down $24.0 million and $3.3 million, respectively due to the absence of the Armstrong Industrial Specialties and Textile Products businesses which were sold in the second and third quarters of 1999, respectively.

          Effective Tax Rate. Excluding the impact of the asbestos charge
          ------------------
          in 2000 and the gain from the sale of 65% of Armstrong Industrial Specialties, Inc. in 1999, the effective tax rate was 39% in the second quarter of 2000 and 1999.

          Discontinued Operations. The Insulation products business was sold on
          -----------------------
          May 31, 2000. The after-tax gain from the divestiture was $106.4 million or $2.64 per share. During the second quarter (April and May only), the Insulation products business generated net earnings of $2.3 million or $0.06 per share.

                 FINANCIAL HIGHLIGHTS--estimated and unaudited
                 ---------------------------------------------
                  Armstrong Holdings, Inc., and subsidiaries
                  ------------------------------------------
         (amounts in U.S. Dollars millions except for per-share data)
         ------------------------------------------------------------

                                                          Three months                     Six months
                                                          ended June 30                   ended June 30
                                                          -------------                   -------------
Continuing Operations                                   2000          1999            2000             1999
---------------------                                   ----          ----            ----             ----
NET SALES                                            $ 834.9        $ 827.3         $1,608.2         $1,600.1
Cost of goods sold                                     576.5          541.6          1,113.5          1,060.7
Selling, general and administrative expense            149.3          162.9            315.0            320.7
Charge for asbestos liability                          236.0            -              236.0              -
Goodwill amortization                                    6.2            6.0             12.3             12.1
Equity earnings from affiliates                         (4.5)          (4.0)            (9.2)            (7.9)
                                                     -------        -------         --------         --------
Operating income (loss)                               (128.6)         120.8            (59.4)           214.5

Interest expense                                        27.9           26.4             53.8             53.1
Other (income), net                                     (6.0)          (7.3)            (5.4)            (7.9)
                                                     -------        -------         --------         --------
Earnings (loss) on continuing
  operations before income taxes                      (150.5)         101.7           (107.8)           169.3
  Income taxes (benefit)                               (49.3)          36.7            (32.6)            63.1
                                                     -------        -------         --------         --------

Earnings (loss) on continuing
operations                                           $(101.2)       $  65.0         $  (75.2)        $  106.2
                                                     -------        -------         --------         --------

Discontinued Operations
-----------------------
Earnings from discontinued operations,
  net of income tax of
  $1.1, $3.5, $3.2 and $6.7,
  respectively                                       $   2.3        $   7.8         $    7.0         $   14.9
Gain on sale of discontinued
  operations, net of tax of $41.9                      106.4            -              106.4              -
                                                     -------        -------         --------         --------

Earnings from discontinued operations                $ 108.7        $   7.8         $  113.4         $   14.9
                                                     -------        -------         --------         --------

Net earnings                                         $   7.5        $  72.8         $   38.2         $  121.1
                                                     =======        =======         ========         ========
Earnings (loss) per share from continuing operations:
  Basic                                              $ (2.52)       $  1.63         $  (1.88)        $   2.67
  Diluted                                            $ (2.52)       $  1.62         $  (1.88)        $   2.64
Earnings per share from discontinued operations:
  Basic                                              $  2.70        $  0.20         $   2.83         $   0.37
  Diluted                                            $  2.70        $  0.19         $   2.81         $   0.37
Net earnings per share of common stock:
  Basic                                              $  0.19        $  1.83         $   0.95         $   3.04
  Diluted                                            $  0.19        $  1.81         $   0.95         $   3.01
Average number of common shares outstanding:
  Basic                                                 40.2           39.8             40.1             39.8
  Diluted                                               40.3           40.2             40.3             40.2

--------------------------------------------------------------------------------
Note:
-----
Earnings per share components for the second quarter and first six months of 2000 do not add due to the anti-dilutive impact of the loss from continuing operations.

                 INDUSTRY SEGMENTS -- estimated and unaudited
                 --------------------------------------------
                  Armstrong Holdings, Inc., and subsidiaries
                  ------------------------------------------
                      (amounts in U.S. Dollars millions)
                      ----------------------------------

                                             Three months            Six months
                                             ended June 30          ended June 30
                                             -------------          -------------
Continuing Operations                       2000      1999        2000        1999
---------------------                       ----      ----        ----        ----
Net trade sales:
---------------
Floor coverings                           $ 397.9    $402.3    $  766.4    $  778.5
Building products                           192.2     182.1       380.7       371.8
Wood products                               244.8     218.9       461.1       405.9
All Other                                     -        24.0         -          43.9
                                          -------    ------    --------    --------
  Total net sales                         $ 834.9    $827.3    $1,608.2    $1,600.1
                                          =======    ======    ========    ========
Operating income:
----------------
Floor coverings                           $  47.0    $ 59.0    $   76.7    $  105.7
Building products                            31.2      31.0        56.9        60.7
Wood products                                29.2      30.0        47.1        48.5
All Other                                    (0.1)      3.2         0.1         5.1
Unallocated corporate income (expense)        0.1      (2.4)       (4.2)       (5.5)
Charge for asbestos liability              (236.0)      -        (236.0)        -
                                          -------    ------    --------    --------
  Total operating income                  $(128.6)   $120.8    $  (59.4)   $  214.5
                                          =======    ======    ========    ========